                                                  Registration No. 333-13729
                                                  Rule 424(b)(3)


                      ROBERTS PHARMACEUTICAL CORPORATION
                        Second Supplement to Prospectus
                            Dated November 7, 1996

        The following information amends and supplements the information set forth in the Prospectus of Roberts Pharmaceutical Corporation dated November 7, 1996. Capitalized terms used herein, unless otherwise defined, have the meanings ascribed to them in the Prospectus.

SELLING SHAREHOLDERS

        The Company has been advised that Overlook Performance Fund has transferred 80,000 shares of Convertible Preferred Stock to Highbridge Capital Corporation, and Chestnut Pacific Fund, the & Trust, Standard Global Equity Partners, L.P., the Common Fund, Scorpion Offshore Investment Fund and Standard Pacific Capital Offshore Fund, Ltd. have transferred an aggregate of 80,000 shares of Convertible Preferred Stock to Global Bermuda L.P., Lakeshore International Ltd. and Merced Partners, L.P. As a result of such transactions, the information set forth in the table presented under "Selling Shareholders" in the Prospectus is hereby amended (with respect to certain entities that have transferred the Convertible Preferred Stock) and supplemented (to add information pertaining to the entities that have acquired the Convertible Preferred Stock) as follows:

                                           Beneficial Ownership   Number of Shares    Beneficial Ownership
                                              of Common Stock     of Common Stock        of Common Stock
Name of Selling Shareholders              Prior to Offering (1)    Being Offered       After Offering (1)
----------------------------              ---------------------   ----------------   ----------------------
                                          Number of     Percent                       Number of   Percent of
                                           Shares      of Class                        Shares       Class
                                          ---------    --------                       ---------   ---------
Chestnut Pacific Fund.................     13,604         (3)          13,604            -0-         -0-
The & Trust...........................      6,291         (3)           6,291            -0-         -0-
Standard Global Equity
  Partners, L.P. .....................     34,156         (3)          34,156            -0-         -0-
The Common Fund.......................      8,829         (3)           8,829            -0-         -0-
Scorpion Offshore Investment Fund.....    100,846         (3)         100,846            -0-         -0-
Standard Pacific Capital
  Offshore Fund, Ltd..................     10,072         (3)          10,072            -0-         -0-
Overlook Performance Fund.............     86,899         (3)          86,899            -0-         -0-
Global Bermuda LP.....................     86,899         (3)          86,899            -0-         -0-
Lakeshore International Ltd...........     43,450         (3)          43,450            -0-         -0-
Merced Partners.......................     43,450         (3)          43,450            -0-         -0-
Highbridge Capital Corporation........    173,747         (3)         173,747            -0-         -0-

The footnotes to the table presented above correspond to the footnotes to the table presented under "Selling Shareholders" in the Prospectus.

        The information set forth above does not reflect sales of Common Stock that may have been effected by Selling Shareholders since November 7, 1996.


February 13, 1997